LP Building Solutions Reports Third Quarter 2021 Results, Provides Capital Allocation Update and Fourth Quarter Outlook, and Announces an Additional $500 Million Share Repurchase Authorization

NASHVILLE, Tenn. (November 2, 2021) - Louisiana-Pacific Corporation (LP) (NYSE: LPX) today reported its financial results for the three and nine months ended September 30, 2021.

Key Highlights for the Third Quarter
•Net sales increased by 53% to $1.2 billion
•Siding Solutions net sales increased by 19% to $310 million
•OSB net sales increased by $232 million to $600 million, $225 million of which was due to higher OSB prices
•Net income attributed to LP was $365 million ($3.87 per diluted share)
•Cash provided by operating activities was $511 million
•Adjusted EBITDA(1) was $522 million
•Adjusted Diluted EPS(1) was $3.87 per share
(1) This is a non-GAAP financial measure. See “Use of Non-GAAP Information” and “Reconciliation of Net Income to Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted Income, and Non-GAAP Adjusted Diluted EPS below”
Capital Allocation Update
•Paid $399 million in the quarter to repurchase 6.8 million shares of LP common stock
•As of September 30, 2021, 90.2 million common stock shares outstanding
•As of November 1, 2021, $157 million remaining under the $1 billion share repurchase authorization
•Paid $17 million in cash dividends during the third quarter
•Cash of $620 million as of September 30, 2021
•Declared a quarterly cash dividend of $0.18 per share
•Announces additional authorization of $500 million to repurchase LP common stock

“As expected, the third quarter saw a significant correction in OSB prices and ongoing headwinds from raw material prices and availability,” said LP Chair and Chief Executive Officer Brad Southern. “Despite these challenges, LP earned $522 million in EBITDA and $3.87 per share as Siding sales grew by 19%, EWP and South America delivered record quarters, and OSB continued to generate exceptional cash flow.”

Third Quarter 2021 Highlights

Net sales for the third quarter of 2021 increased by $424 million (or 53%) over the prior year to $1.2 billion. Siding Solutions revenue increased by $49 million (or 19%) and OSB prices increased by $225 million over the prior year period. EWP revenue increased by $98 million (or 95%) over the prior year period, primarily due to increased pricing to offset increased input costs. Additionally, South America revenue increased by $31 million (or 69%) over the prior year period due to price increases.

Net income attributed to LP for the third quarter of 2021 increased by $188 million over the prior year period to $365 million ($3.87 per diluted share) primarily due to the growth in Siding Solutions revenue and higher OSB prices, partially offset by increases in income taxes, raw material prices, freight costs, and maintenance projects. Adjusted EBITDA for the third quarter of 2021 increased by $249 million over the prior year period to $522 million.

First Nine Months of 2021 Highlights

Net sales for the first nine months of 2021 increased by $1.6 billion (or 85%) over the prior year period to $3.6 billion. Siding Solutions revenue increased by $222 million (or 34%) and OSB prices increased by $1.1 billion over the prior year period. EWP revenue increased by $200 million (or 71%) over the prior year period, primarily due to increased pricing to offset increased input costs. Additionally, South America revenue increased by $84 million (or 70%) over the prior year period due to price increases.

Net income attributed to LP for the first nine months of 2021 increased by $940 million over the prior year period to $1.2 billion ($11.73 per diluted share) primarily due to the growth in Siding Solutions and the higher OSB prices. We recognized debt extinguishment charges of $11 million during the first nine months of 2021. During the first nine months of 2020, we recognized $21 million in fiber discontinuance costs, which included pre-tax impairment charges of $18 million as well as $3 million of severance costs. Adjusted EBITDA for the first nine months of 2021 increased by $1.2 billion over the prior year period to $1.7 billion, primarily due to growth in Siding Solutions revenue and higher OSB prices.

Segment Results

Siding

The Siding segment serves diverse end markets with a broad product offering of engineered wood siding, trim, and fascia, including LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP® BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions® (collectively referred to as Siding Solutions).

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2021	2020	Amount	Percentage	2021	2020	Amount	Percentage
Net sales	$312	$268	$44	16%	$889	$700	$189	27%
Adjusted EBITDA	73	76	(3)	(4)%	240	169	71	42%

	Three Months Ended September 30, 2021 versus 2020		Nine Months Ended September 30, 2021 versus 2020
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
Siding Solutions	9%	9%	8%	24%

Improvements in net sales in the Siding segment compared to the corresponding prior year periods are the result of increased sales volume, increased price, and improved product mix. Increased Adjusted EBITDA for the nine months ended September 30, 2021, compared to the corresponding period in prior year, is the net effect of higher revenue and increased costs for raw materials, freight, maintenance, and higher investments in sales and marketing. Costs associated with the capacity expansion project underway in Houlton, Maine increased in the third quarter, contributing to a $3 million decline in Adjusted EBITDA compared to the prior year quarter.

Oriented Strand Board (OSB)

The OSB segment manufactures and distributes OSB structural panel products including the value-added OSB portfolio known as LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing) and LP® TopNotch® Sub-Flooring. OSB is manufactured using wood strands arranged in layers and bonded with resins.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2021	2020	Amount	Percentage	2021	2020	Amount	Percentage
Net sales	$600	$368	$232	63%	$1,917	$792	$1,125	142%
Adjusted EBITDA	381	189	192	102%	1,300	270	1,030	382%

	Three Months Ended September 30, 2021 versus 2020		Nine Months Ended September 30, 2021 versus 2020
	Average Net Selling Price	Unit Shipments	Average Net Selling Price	Unit Shipments
OSB - Structural Solutions	82%	3%	133%	7%
OSB - Commodity	43%	1%	148%	(4)%
For the OSB segment, increases in net sales compared to the corresponding prior year periods are largely the result of substantially higher OSB prices. Increased Adjusted EBITDA compared to the corresponding prior year periods reflect these price increase partially offset by higher costs from raw material inputs, logistics, and mill maintenance.

Engineered Wood Products (EWP)

The EWP segment is comprised of LP® SolidStart® I-Joist, Laminated Veneer Lumber (LVL), and Laminated Strand Lumber (LSL) and other related products. This segment also includes the sales of I-Joist and LVL products produced by our joint venture and sales of plywood produced as a by-product of the LVL production process.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2021	2020	Amount	Percentage	2021	2020	Amount	Percentage
Net sales	$201	$103	$98	95%	$481	$281	$200	71%
Adjusted EBITDA	42	9	33	367%	68	21	47	223%

For the EWP segment, increased net sales compared to the corresponding prior year periods is predominantly due to price increases in response to significantly higher raw material input costs. Resulting increases in Adjusted EBITDA compared to the corresponding prior year periods reflect the net effect of these price and cost increases.

South America

Our South America segment manufactures and distributes OSB structural panel and siding products in South America and certain export markets. This segment has manufacturing operations in two countries, Chile and Brazil, and operates sales offices in Chile, Brazil, Peru, Colombia, and Argentina.

Segment sales and Adjusted EBITDA for this segment were as follows:

	Three Months Ended September 30,				Nine Months Ended September 30,
			Change				Change
	2021	2020	Amount	Percentage	2021	2020	Amount	Percentage
Net sales	$76	$45	$31	69%	$203	$119	$84	70%
Adjusted EBITDA	37	11	26	236%	91	29	62	215%

Net sales in the South America segment increased compared to the corresponding prior year periods predominantly due to higher OSB and siding prices. Increased Adjusted EBITDA compared to the corresponding prior year periods reflects the effect of these price increases, partially offset by higher imported raw material costs.

Q4 2021 Outlook and 2021 Capital Expenditure Guidance

Our guidance is based on current plans and expectations and is subject to a number of known and unknown uncertainties and risks, including those set forth below under “Forward-Looking Statements.”

•We reiterate prior guidance of 10% year-over-year revenue growth for Siding Solutions in the second half of 2021, and full-year EBITDA margin of 25%, with lower volume and higher prices netting to at most 5% revenue growth for the fourth quarter of 2021, as compared to the corresponding quarter of the prior year.
•OSB revenue in the fourth quarter of 2021 is expected to be sequentially lower than the third quarter of 2021 by about 30%, provided the average OSB price for the fourth quarter is equal to the current quarter-to-date average OSB price.
•Adjusted EBITDA(2) for the fourth quarter of 2021 is expected to be greater than $200 million.

•Given our current outlook, we expect capital expenditures for 2021 to be approximately $250 million, including $95 million for the previously announced Houlton mill conversion, $20 million for the previously announced Sagola conversion, $25 million for other strategic growth projects, and $110 million for sustaining maintenance.
(2) This is a non-GAAP financial measure. With respect to Adjusted EBITDA for the third quarter of 2021, certain items that affect net income on a GAAP basis, such as product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items, that would be required to be included in the comparable forecasted GAAP measures without unreasonable effort. As such, the Company is unable to provide a reasonable estimate of GAAP net income, or a corresponding reconciliation of Adjusted EBITDA to net income.

Conference Call

LP will hold a conference call to discuss this release today at 11:00 a.m. Eastern Time (8 a.m. Pacific Time). Investors will have the opportunity to listen to the conference call live by dialing 855-638-4813 (U.S.) or 704-288-0619 (international) and enter the access code 2599539 or over the internet by going to investor.lpcorp.com and clicking “Events and Presentations” at least 15 minutes early to register and download and install any necessary audio software. For those who cannot listen to the live broadcast, a telephonic replay will be available from 2 p.m. Eastern Time on November 2, 2021 to 2 p.m. Eastern Time on November 9, 2021 by calling 855-859-2056 and entering the access code 2599539, and the replay will also be available on LP's website.

About LP Building Solutions

As a leader in high-performance building solutions, Louisiana-Pacific Corporation (LP Building Solutions, NYSE: LPX) manufactures engineered wood building products that meet the demands of builders, remodelers, and homeowners worldwide. LP's extensive offerings include innovative and dependable building products and accessories, such as Siding Solutions (LP® SmartSide® Trim & Siding, LP® SmartSide® ExpertFinish® Trim & Siding, LP® BuilderSeries® Lap Siding, and LP® Outdoor Building Solutions®), LP Structural Solutions (LP® TechShield® Radiant Barrier, LP WeatherLogic® Air & Water Barrier, LP Legacy® Premium Sub-Flooring, and LP® FlameBlock® Fire-Rated Sheathing and more), LP® TopNotch® Sub-Flooring, and oriented strand board (OSB). In addition to product solutions, LP provides industry-leading customer service and warranties. Since its founding in 1972, LP has been Building a Better World™ by helping customers construct beautiful, durable homes while our shareholders build lasting value. Headquartered in Nashville, Tennessee, LP operates 25 plants across the U.S., Canada, Chile, and Brazil. For more information, visit LPCorp.com.

Forward-Looking Statements

This news release contains statements concerning LP's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: impacts from public health issues (including global pandemics, such as the ongoing COVID-19 pandemic) on the economy, demand for our products or our operations, including the actions and recommendations of governmental authorities to contain such public health issues; changes in governmental fiscal and monetary policies, including tariffs, and levels of employment; changes in general economic conditions, including impacts from the ongoing COVID-19 pandemic; changes in the cost and availability of capital; changes in the level of home construction and repair and remodel activity; changes in competitive conditions and prices for our products; changes in the relationship between supply of and demand for building products; changes in the financial or business conditions of third-party wholesale distributors and dealers; changes in the relationship between supply of and demand for raw materials, including wood fiber and resins, used in manufacturing our products; changes in the cost of and availability of energy, primarily natural gas, electricity, and diesel fuel; changes in the cost of and availability of transportation; impact of manufacturing our products internationally; difficulties in the launch or production ramp-up of newly introduced products; unplanned interruptions to our manufacturing operations, such as explosions, fires, inclement weather, natural disasters, accidents, equipment failures, labor shortages or disruptions, transportation interruptions, supply interruptions, public health issues (including pandemics and quarantines), riots, civil insurrection or social unrest, looting, protests, strikes and street demonstrations; changes in other significant operating expenses; changes in currency values and exchange rates between the U.S. dollar and other currencies, particularly the Canadian dollar, Brazilian real and Chilean peso; changes in, and compliance with, general and industry-specific laws and regulations, including environmental and health and safety laws and regulations, the U.S. Foreign Corrupt Practices Act and anti-bribery laws, laws related to our international business operations, and changes in building codes and standards; changes in tax laws, and interpretations thereof; changes in circumstances giving rise to environmental liabilities or expenditures; warranty costs exceeding our warranty reserves; challenge or exploitation of our intellectual property or other proprietary information by others in the industry; changes in the funding requirements of our defined benefit pension plans; the resolution of existing and future product-related litigation and other legal proceedings; the effect of covenants and events of default contained in our debt instruments; the amount and timing of any repurchases of our common stock and the payment of dividends on our common stock, which will depend on market and business conditions and other considerations; and acts of public authorities, war, civil unrest, natural disasters, fire, floods, earthquakes, inclement weather and other matters beyond our control. For additional information about factors that could cause actual results, events, and circumstances to differ materially from those described in the forward-looking statements, please refer to LP’s filings with the Securities and Exchange Commission. Except as required by law, LP undertakes no obligation to update any such forward-looking statements to reflect new information, subsequent events or circumstances.

Use of Non-GAAP Information

In evaluating our business, we utilize non-GAAP financial measures that fall within the meaning of SEC Regulation G and Regulation S-K Item 10(e), which we believe provide users of the financial information with additional meaningful comparison to prior reported results. Non-GAAP financial measures do not have standardized definitions and are not defined by U.S. GAAP. In this press release, we disclose income attributed to LP before interest expense, provision for income taxes, depreciation and amortization, and exclude stock-based compensation expense, loss on impairment attributed to LP, product-line discontinuance charges, other operating credits and charges, net, loss on early debt extinguishment, investment income, and other non-operating items as Adjusted EBITDA (Adjusted EBITDA) which is a non-GAAP financial measure. We have included Adjusted EBITDA in this press release because we view it as an important supplemental measure of our performance and believe that it is frequently used by interested persons in the evaluation of companies that have different financing and capital structures and/or tax rates. We also disclose income attributed to LP, excluding loss on impairment attributed to LP, product-line discontinuance charges, interest expense outside of normal operations, other operating credits and charges, net, loss on early debt extinguishment, gain (loss) on acquisition, and adjusted for a normalized tax rate as Adjusted Income (Adjusted Income). We also disclose Adjusted Diluted EPS, calculated as Adjusted Income divided by diluted shares outstanding. We believe that Adjusted Diluted EPS and Adjusted Income are useful measures for evaluating our ability to generate earnings and that providing this measure should allow interested persons to more readily compare the earnings for past and future periods.

Neither Adjusted EBITDA, Adjusted Income, nor Adjusted Diluted EPS is a substitute for the U.S. GAAP measure of net income or for any other U.S. GAAP measures of operating performance. It should be noted that other companies may present similarly-titled measures differently and therefore, as presented by us, these measures may not be comparable to similarly-titled measures reported by other companies. Adjusted EBITDA, Adjusted Income, and Adjusted Diluted EPS have material limitations as performance measures because they exclude items that are actually incurred or experienced in connection with the operations of our business.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,219	$795	$3,561	$1,928
Cost of sales	(670)	(503)	(1,827)	(1,411)
Gross profit	549	292	1,734	517
Selling, general, and administrative expenses	(63)	(52)	(168)	(157)
Loss on impairment	—	(1)	—	(16)
Other operating credits and charges, net	2	3	5	(5)
Income from operations	488	242	1,571	339
Interest expense	(4)	(5)	(12)	(17)
Investment income	—	—	1	3
Other non-operating items	2	—	(14)	4
Income before income taxes	486	237	1,546	329
Provision for income taxes	(123)	(60)	(366)	(88)
Equity in unconsolidated affiliate	1	—	3	—
Net income	$365	$177	$1,182	$241
Net loss attributed to noncontrolling interest	—	—	1	2
Net income attributed to LP	$365	$177	$1,183	$243

Basic net income per share of common stock:
Net income per share - basic	$3.90	$1.58	$11.81	$2.16
Diluted net income per share of common stock:
Net income per share - diluted	$3.87	$1.57	$11.73	$2.15

Average shares of common stock used to compute net income per share:
Basic	94	112	100	112
Diluted	94	113	101	113

CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	September 30, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$607	$535
Receivables	248	184
Inventories	320	259
Prepaid expenses and other current assets	23	15
Total current assets	1,197	993

Timber and timberlands	83	52
Property, plant, and equipment, net	980	918
Operating lease assets	38	40
Goodwill and other intangible assets	44	46
Investments in and advances to affiliates	18	11
Restricted cash	13	—
Other assets	25	24
Deferred tax asset	2	3
Total assets	$2,400	$2,086
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$354	$267
Income tax payable	72	18
Current portion of contingency reserves	1	1
Total current liabilities	427	286

Long-term debt	346	348
Deferred income taxes	94	78
Non-current operating lease liabilities	29	32
Contingency reserves, excluding current portion	13	13
Other long-term liabilities	115	86
Total liabilities	1,024	842

Redeemable noncontrolling interest	9	10

Stockholders’ equity:
Common stock	107	124
Additional paid-in capital	451	452
Retained earnings	1,369	1,206
Treasury stock	(390)	(397)
Accumulated comprehensive loss	(168)	(151)
Total stockholders’ equity	1,368	1,234
Total liabilities and stockholders’ equity	$2,400	$2,086

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$365	$177	$1,182	$241
Adjustments to net income:
Depreciation and amortization	30	28	88	84
Loss on impairment	—	1	—	16
Deferred taxes	9	—	15	1
Loss on early debt extinguishment	—	—	11	—
Other adjustments, net	(3)	7	7	17
Changes in assets and liabilities (net of acquisitions and divestitures):
Receivables	64	(48)	(59)	(75)
Prepaid expenses and other current assets	1	(2)	(5)	(7)
Inventories	(13)	4	(66)	6
Accounts payable and accrued liabilities	28	35	64	13
Income taxes payable, net of receivables	31	16	46	42
Net cash provided by operating activities	511	218	1,283	338
CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant, and equipment additions	(68)	(14)	(133)	(53)
Proceeds from business divestiture	—	1	—	15
Redemption of insurance cash surrender value	—	—	—	10
Other investing activities	—	—	3	3
Net cash used in investing activities	(68)	(13)	(131)	(25)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing of long-term debt	—	—	350	350
Repayment of long-term debt, including redemption premium	—	—	(359)	(350)
Payment of cash dividends	(17)	(16)	(50)	(49)
Purchase of stock	(399)	(29)	(987)	(29)
Other financing activities	—	—	(12)	(6)
Net cash used in financing activities	(416)	(45)	(1,058)	(84)
EFFECT OF EXCHANGE RATE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(11)	1	(10)	(4)
Net increase in cash, cash equivalents and restricted cash	17	161	84	225
Cash, cash equivalents, and restricted cash at beginning of period	603	259	535	195
Cash, cash equivalents, and restricted cash at end of period	$620	$420	$620	$420

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS

The following tables set forth: (1) housing starts, (2) our North American sales volume, and (3) Overall Equipment Effectiveness (OEE). We consider these items to be key performance indicators because LP’s management uses these metrics to evaluate our business and trends, measure our performance, and make strategic decisions and believes that the key performance indicators presented provide additional perspective and insights when analyzing the core operating performance of LP. These key performance indicators should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the U.S. GAAP financial measures presented herein. These measures may not be comparable to similarly-titled performance indicators used by other companies.

We monitor housing starts, which is a leading external indicator of residential construction in the United States that correlates with the demand for many of our products. We believe that this is a useful measure for evaluating our results and that providing this measure should allow interested persons to more readily compare our sales volume for past and future periods to an external indicator of product demand. Other companies may present housing start data differently and therefore, as presented by us, our housing start data may not be comparable to similarly-titled indicators reported by other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Housing starts[1]:
Single-Family	294	284	859	716
Multi-Family	126	104	355	300
	420	388	1,214	1,016

[1]Actual U.S. Housing starts data reported by U.S. Census Bureau as published through October 19, 2021.

We monitor sales volumes for our products in our Siding, OSB and EWP segments, which we define as the number of units of our products sold within the applicable period. Evaluating sales volume by product type helps us identify and address changes in product demand, broad market factors that may affect our performance, and opportunities for future growth. It should be noted that other companies may present sales volumes differently and, therefore, as presented by us, sales volumes may not be comparable to similarly-titled measures reported by other companies. We believe that sales volumes can be a useful measure for evaluating and understanding our business.

The following table sets forth North American sales volumes for the three and nine months ended September 30, 2021, and 2020:

	Three Months Ended September 30, 2021				Three Months Ended September 30, 2020
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
Siding Solutions (MMSF)	432	—	—	432	395	—	—	395
OSB - commodity (MMSF)	—	533	—	533	—	531	—	531
OSB - Structural Solutions (MMSF)	—	419	—	419	—	406	—	406
I-Joist (MMLF)	—	—	32	32	—	—	28	28
LVL (MCF)	—	—	1,628	1,628	—	—	1,791	1,791
LSL (MCF)	—	—	767	767	—	—	850	850

	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
Sales Volume	Siding	OSB	EWP	Total	Siding	OSB	EWP	Total
Siding Solutions (MMSF)	1,241	—	—	1,241	1,005	—	—	1,005
OSB - commodity (MMSF)	—	1,470	—	1,470	—	1,533	—	1,533
OSB - Structural Solutions (MMSF)	—	1,222	—	1,222	—	1,142	—	1,142
I-Joist (MMLF)	—	—	96	96	—	—	78	78
LVL (MCF)	—	—	5,348	5,348	—	—	5,084	5,084
LSL (MCF)	—	—	1,744	1,744	—	—	2,122	2,122

We measure OEE of each of our mills to track improvements in the utilization and productivity of our manufacturing assets. OEE is a composite metric that considers asset uptime (adjusted for capital project downtime and similar events), production rates, and finished product quality. It should be noted that other companies may present OEE differently and, therefore, as presented by us, OEE may not be comparable to similarly-titled measures reported by other companies. We believe that when used in conjunction with other metrics, OEE can be a useful measure for evaluating our ability to generate profits, and that providing this measure should allow interested persons to more readily monitor operational improvements. OEE for the three and nine months ended September 30, 2021 and 2020, for each of our segments is listed below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Siding	91%	88%	89%	88%
OSB	82%	87%	83%	88%
EWP	84%	90%	87%	89%
South America	80%	75%	77%	72%

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
SELECTED SEGMENT INFORMATION
(DOLLAR AMOUNTS IN MILLIONS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales
Siding	$312	$268	$889	$700
OSB	600	368	1,917	792
EWP	201	103	481	281
South America	76	45	203	119
Other	30	11	73	36
Intersegment sales	(1)	—	(2)	—
Total sales	$1,219	$795	$3,561	$1,928

LOUISIANA-PACIFIC CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO NON-GAAP ADJUSTED EBITDA, NON-GAAP ADJUSTED INCOME, AND NON-GAAP ADJUSTED DILUTED EPS
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$365	$177	$1,182	$241
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	2
Income attributed to LP	365	177	1,183	243
Provision for income taxes	123	60	366	88
Depreciation and amortization	30	28	88	84
Stock-based compensation expense	5	5	10	8
Loss on impairment attributed to LP	—	1	—	15
Other operating credits and charges, net	(2)	(2)	(5)	(4)
Product-line discontinuance charges	—	(1)	—	9
Loss on early debt extinguishment	—	—	11	—
Interest expense	4	5	12	17
Investment income	—	—	(1)	(3)
Other non-operating items	(2)	—	3	(4)
Adjusted EBITDA	$522	$273	$1,667	$453

Siding	$73	$76	$240	$169
OSB	381	189	1,300	270
EWP	42	9	68	21
South America	37	11	91	29
Other	(3)	(5)	(11)	(13)
Corporate	(8)	(7)	(22)	(23)
Adjusted EBITDA	$522	$273	$1,667	$453

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net income	$365	$177	$1,182	$241
Add (deduct):
Net loss attributed to noncontrolling interest	—	—	1	2
Income attributed to LP	365	177	1,183	243
Loss on impairment attributed to LP	—	1	—	15
Other operating credits and charges, net	(2)	(2)	(5)	(4)
Product line discontinuance charges	—	(1)	—	9
Loss on early debt extinguishment	—	—	11	—
Reported tax provision	123	60	366	88
Adjusted income before tax	486	235	1,555	351
Normalized tax provision at 25%	(121)	(59)	(389)	(88)
Adjusted Income	$364	$176	$1,166	$263
Diluted shares outstanding	94	113	101	113
Adjusted Diluted EPS	$3.87	$1.56	$11.57	$2.32